UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2012

TELENAV, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34720 (Commission File Number)	77-0521800 (I.R.S. Employer Identification No.)

950 De Guigne Drive

Sunnyvale, California 94085

(Address of principal executive offices) (Zip code)

(408) 245-3800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements for Calendar Year 2013 and Restricted Stock Unit Grants for Certain Executive Officers

On September 13, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of TeleNav, Inc. (the “Company”) approved the calendar year 2013 compensation arrangements of and the grants of restricted stock units (“RSUs”) to certain executive officers of the Company. The calendar year 2013 compensation arrangements for and RSUs to such executive officers are as follows:

Name	Base Salary for Calendar Year 2013	Bonus Target for Calendar Year 2013	Number of RSUs
Dr. HP Jin President, Chief Executive Officer and Chairman of the Board of Directors	$280,000	70%	—
Michael Strambi Chief Financial Officer and Treasurer	270,000	50	50,000
Dariusz Paczuski Vice President, Marketing, Products and Monetization	255,000	60	70,000
Hassan Wahla Vice President, Business Development and Carrier Sales	255,000	60	60,000

The base salaries listed for the executive officers in the table above are effective as of October 1, 2012.

The bonus targets specified for the executive officers in the table above are for use under the Company’s 2013 Bonus Plan, and the individual and corporate key performance indicators relating to the bonuses of the executive officers for calendar year 2013 will be determined by the Committee at a subsequent meeting. The Company’s Chief Executive Officer may make adjustments to the bonus targets of up to 15% of each bonus target pursuant to the terms of the 2013 Bonus Plan.

The RSUs granted to the Company’s executive officers listed in the table above began vesting on September 13, 2012 (vesting commencement date) and will vest as to 1/4th of the shares each year after the vesting commencement date on the same day of the year as the vesting commencement date, subject to the executive officer’s continuous status as a service provider. The RSUs were granted under the Company’s 2009 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELENAV, INC.

Date: September 19, 2012	By:	/s/ Loren Hillberg
	Name:	Loren Hillberg
	Title:	General Counsel and Secretary